U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 3

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,

Section 17(a) of the Public Utility Holding Company Act of 1935 or

Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

   PATEL                         ROHIT

C.

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   (Last)                            (First)              (Middle)

        111 West Washington, Suite 860

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                                    (Street)

Chicago

Illinois

60602

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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                     January 20, 2003

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

                     ###-##-####

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4.   Issuer Name and Ticker or Trading Symbol

                       Heritage Companies, Inc.

HTAG

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5.   Relationship of Reporting Person to Issuer

     (Check all applicable)

     [X]  Director                                    [X]  10% Owner

     [_]  Officer (give title below)           [_]  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day/Year)

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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned

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3. Ownership Form:

                                      2. Amount of Securities           Direct (D) or

1. Title of Security                Beneficially Owned           Indirect (I)       4. Nature of Indirect
Beneficial Ownership

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Common Stock

1,188,088

D

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 Table II -- Derivative Securities Beneficially Owned

(e.g., puts, calls, warrants, options, convertible securities)

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3.  Title and Amount of Securities

     Underlying Derivative Securities

2.  Date Exercisable                     (Instr. 4)

     and Expiration Date

     (Month/Day/Year)                                Amount

                                                                                                                   or

                                                 Date               Expira-                                Number

1.  Title of Derivative                 Exer-              tion                                     of

     Security (Instr. 4)                cisable             Date                                    Shares

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None

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/s/ Rohit Patel

   January 29, 2003

    Rohit Patel

                                   Date